EXHIBIT 4(a)(8)

SETTLEMENT AGREEMENT

            This Settlement Agreement ("Agreement") is entered by and between plaintiff International Thunderbird Gaming Corporation, a Canadian corporation (hereinafter referred to as "Thunderbird") and defendant Twenty-Nine Palms Band of Mission Indians, a federally recognized Indian tribe, doing business as Spotlight 29 Enterprises (hereinafter referred to as "Spotlight").

RECITALS

            A.    On or about October 19, 2001, Thunderbird initiated a civil action against Spotlight in the Superior Court of California in and for the County of San Bernardino [International Thunderbird Gaming Corporation, a Canadian corporation, vs. Twenty-Nine Palms Band of Mission Indians, doing business as Spotlight 29 Enterprises, a federally-recognized tribe of Indians, and Does 1 through 25, inclusive, Case No. SCVSS 082926] by filing and serving a Complaint for Breach of Contract, Money Had and Received, Unjust Enrichment, Conversion and Accounting.

            B.     On or about April 18, 2002, Spotlight filed and served an answer to said complaint generally denying the allegations thereof and raising numerous affirmative defenses, and filed and served a cross-complaint against Thunderbird alleging breach of warranty.

            C.     Without any admission of liability, the parties wish to settle and resolve International Thunderbird Gaming Corporation, a Canadian corporation, vs. Twenty-Nine Palms Band of Mission Indians, doing business as Spotlight 29 Enterprises, a federally-recognized tribe of Indians, and Does 1 through 25, inclusive, Case No. SCVSS 082926, hereinafter sometimes referred to as the "Lawsuit", upon the terms and conditions set forth herein below.

TERMS OF SETTLEMENT

            1. Payments to Thunderbird.

            Spotlight shall pay to Thunderbird in legal U.S. currency the principal amount of $430,000.00 Four Hundred Thirty Thousand Dollars and No Cents) as follows:

            $130,000 on or before April 21, 2003;

            $100,000 on or before June 20, 2003;

            $100,000 on or before July 21, 2003; and

            $100,000 on or before August 21, 2003.

Any and all payments are to be made to the "James D. Crosby Attorney at Law Client Trust Account". Any and all payments are to be received by 5:00 p.m. PDT on the identified payment dates. Any and all payments are to be made by wire transfer per wiring instructions to be provided or by certified check mailed or delivered to James D. Crosby, Attorney at Law, 13400 Sabre Springs Parkway, Suite 160, San Diego, California, 92128.

            2. Stipulated Judgment.

            In the event Spotlight fails to make any payment required by the terms of this Agreement, Thunderbird shall provide written and/or fax notice of such failure to Spotlight's counsel of record, Edwin W. Duncan, Esq., Riordan & McKinzie, 300 South Grand Avenue, 29th Floor, Los Angeles, California 90071-3109, Fax: (213) 229-8550 and fax notice to the Tribal Attorney, Gary E. Kovall, Esq., at each of the following fax numbers (760) 775-4639 and (909) 246-1267. Upon such notice and from the date and time of such notice, Spotlight shall have two business days to pay any amounts then due and payable under this Agreement. If Thunderbird does not receive from Spotlight full payment of all amounts then due under this Agreement within two business days after receipt of notice of default, Spotlight will forfeit any and all rights to cure and make further payments as called for in Paragraph 1 of this Agreement and Thunderbird shall be entitled to entry of judgment against Spotlight in accordance with Code of Civil Procedure Section 664.6 in the amount of $710,000.00 (Seven Hundred Ten Thousand Dollars and No Cents), less any payments received by Thunderbird from Spotlight under this Agreement, plus interest on any unpaid principal balance accrued at the maximum legal rate specified in the Code of Civil Procedure from March 21, 2003. Under such circumstances, Thunderbird, through counsel, shall be entitled to seek and secure entry of judgment by ex parte application made to the Superior Court of the State of California, County of San Bernardino, with or without notice to Spotlight or its counsel.

            3. Express Waiver of Immunity and Warranty of Approved Action.

            Spotlight expressly waives any and all immunity, sovereign or otherwise, from entry and/or enforcement of any judgment entered under the terms of this Agreement and consents to the enforcement of any such judgment by any and all legal means, and to payment of costs and legal fees incurred in the entry and/or enforcement of any judgment entered pursuant to this Agreement. Spotlight further represents and warrants to Thunderbird that by executing this Agreement, Spotlight has undertaken all necessary and proper actions to approve settlement between the parties and the specific terms of this agreement and to expressly waive any and all immunity, sovereign or otherwise, with respect to entry and/or enforcement of any judgment entered under this Agreement.

            4. Dismissal.

            Upon execution of this Settlement Agreement, Spotlight shall cause to be filed with the court a dismissal with prejudice of its cross-complaint against Thunderbird in the action of International Thunderbird Gaming Corporation, a Canadian corporation, vs. Twenty-Nine Palms Band of Mission Indians, doing business as Spotlight 29 Enterprises, a federally-recognized tribe of Indians, and Does 1 through 25, inclusive, Case No. SCVSS 082926. Upon receipt of all payments required by the terms of this Agreement, Thunderbird shall cause to be filed with the court in International Thunderbird Gaming Corporation, a Canadian corporation, vs. Twenty-Nine Palms Band of Mission Indians, doing business as Spotlight 29 Enterprises, a federally-recognized tribe of Indians, and Does 1 through 25, inclusive, Case No. SCVSS 082926 a dismissal with prejudice of its complaint in the action.

            5. Release and Specific Waiver of Section 1542

            With exception of the obligations undertaken by the parties under and pursuant to the terms of this Agreement, Thunderbird and Spotlight do hereby fully release and forever discharge each other from any and all claims, liens, losses, debts, liabilities, demands, obligations, costs, expenses, damages, actions and/or causes of action of whatsoever character, kind or nature, whether known or unknown, liquidated or unliquidated, including, but not limited to, any and all claims, liens, losses, debts, liabilities, demands, obligations, costs, expenses, damages, actions and/or causes of action arising from or in any way relating to the subject matter of International Thunderbird Gaming Corporation, a Canadian corporation, vs. Twenty-Nine Palms Band of Mission Indians, doing business as Spotlight 29 Enterprises, a federally-recognized tribe of Indians, and Does 1 through 25, inclusive, San Bernardino County Superior Court Case No. SCVSS 082926, and any matters relating to, referred to in, or encompassed in, the pleadings, records, or other papers filed in said civil action.

            The parties hereto expressly waive the provisions of, and any and all rights or benefits deriving from, Section 1542 of the Civil Code of the State of California, which provides as follows:

"A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

The parties understand and acknowledge the significance and consequences of such a specific waiver of California Civil Code Section 1542.

            6. Attorneys' Fees.

           In any dispute arising out of or related to this Agreement, the prevailing party shall be entitled to recover all reasonable attorneys' fees and costs incurred in conjunction with that dispute. Further, Thunderbird shall be entitled to recover all attorney's fees and costs incurred in enforcing the terms of this agreement and in enforcement of any judgment entered pursuant to this Agreement.

            7. Waiver of Right to Appeal.

            The parties waive their right to appeal any judgment or order entered pursuant to the terms of this Agreement.

            8. Binding Upon Heirs And Successors.

            This Settlement Agreement is expressly intended to govern the rights of, bind, and inure to the benefit of, not only the named parties but also their respective predecessors, successors, and past, present and future assigns, officers, directors, shareholders, employees, agents, administrators, executors, heirs, attorneys, and all others acting on their behalf or in behalf of any of them.

            9. Entire Agreement.

            This Settlement Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof, and fully supersedes any and all prior understandings, representations, warranties and agreements between the parties hereto pertaining to the subject matter hereof, and may be modified only by a written agreement signed by all parties hereto.

            10. Further Assurances.

            All parties shall execute such additional documents as may be necessary to effectuate this Agreement.

            11. Independent Advice of Counsel.

            Each party hereto acknowledges that it has thoroughly read this Settlement Agreement, fully understands the agreement and each and every provision therein, and has had an opportunity to consult with an attorney concerning the same.

            12. Representation.

            The parties hereto, and each of them, warrant and represent that in executing this Settlement Agreement, they have relied on legal advice from an attorney of their choice, that the terms of this Settlement Agreement and its consequences have been completely read and explained to them by that attorney, and that they fully understand the terms of this Settlement Agreement.

            Thunderbird further represents and warrants that it is the sole owner of all of the rights and benefits contained in the Equipment Lease dated November 3, 1995, which Equipment Lease is attached as an exhibit to the First Amended Complaint in the Lawsuit.

            13. No Reliance.

            The parties hereto, and each of them, further acknowledge and represent that, in executing this Settlement Agreement, they have not relied on any inducements, promises, or representations, other than those set forth herein, made by the other party or any representative, agent or employee of the other party.

            14. Warranty of Authority.

            The parties hereto, and each of them, acknowledge and warrant that they have read this Settlement Agreement and that their execution of this Settlement Agreement is free and voluntary and that they have the full authority to enter into this Settlement Agreement.

            15. Counterparts.

            This Settlement Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one document.

            16. Severability:

            In the event that any clause of this Agreement, or sub-part hereof, is deemed void, illegal, or unenforceable, then that portion of the Agreement shall be deemed severable so that the balance of the Agreement shall be enforced.

            17. No Admission of Liability.

This Settlement Agreement pertains to disputed claims and causes of action and does not constitute an admission of liability by any of the parties hereto.

            18. Time is of the Essence.

            Time is of the essence as to the terms of this Settlement Agreement and the parties' performance hereunder.

            19. Force Majeure.

            The Tribe shall not be held in breach of this Agreement by reason of any failure or delay in its performance hereunder if such failure is due to causes beyond its control which result in an interruption in the operation of the Trump 29 Casino (formerly known as the Spotlight 29 Casino), including but not limited to, acts of God or events such as fires, floods, earthquakes, storms, war, terrorism, act of public enemy, civil commotions and the like or by any law, rule, regulation, order or other action by any public authority. To the extent failure to perform under this Agreement is caused by such an interruption in the operation of the Trump 29 Casino, the Tribe shall be excused from performance hereunder so long as and only to the extent such event continues to prevent the operation of the Trump 29 Casino and provided the Tribe takes all reasonable steps to resume operation of the Trump 29 Casino.

                                                                                                                        /s/

Date: March 21, 2003                                                                            __________________________________
                                                                                                              International Thunderbird Gaming Corporation
                                                                                                              By Jack R. Mitchell, Chief Executive Officer

                                                                                                                        /s/

Date: March 21, 2003                                                                           __________________________________
                                                                                                             Twenty-Nine Palms Band of Mission Indians, doing
                                                                                                             business as Spotlight 29 Enterprises by
                                                                                                             Tribal Chairman Dean Mike